As filed with the Securities and Exchange Commission on June 8, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
A.C. MOORE ARTS & CRAFTS, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	22-3527763

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
A.C. Moore Arts & Crafts, Inc.
130 A.C. Moore Drive,
Berlin, New Jersey 08009
(Address of Principal Executive Offices; Zip Code)
A.C. MOORE ARTS & CRAFTS, INC.
2007 STOCK INCENTIVE PLAN
(Full title of the plan)
Amy Rhoades
Vice President and General Counsel
c/o A.C. Moore Arts & Crafts, Inc.
130 A.C. Moore Drive
Berlin, NJ 08009
(856) 768-4930
(Name and address of agent for service; telephone number,
including area code, of agent for service)
Copies to:

Alan Lieblich, Esquire
Blank Rome LLP
One Logan Square
Philadelphia, PA 19103
(215) 569-5500

CALCULATION OF REGISTRATION FEE

Proposed
		Proposed maximum	maximum
	Amount to be	offering price per	aggregate	Amount of
Title of securities to be registered	registered(1)(2)	share(3)	offering price	registration fee
Common Stock, no par value	2,802,632	$23.15	$64,880,930.80	$1,991.84

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers, in addition to the number of shares of common stock, no par value (“Common Stock”), set forth below, an indeterminate number of shares of Common Stock which, by reason of certain events specified in the A.C. Moore Arts & Crafts, Inc. 2007 Stock Incentive Plan (the “Plan”), may become issuable pursuant to the anti-dilution provisions of the Plan.

(2)	Represents (i) 1,000,000 shares of Common Stock (the “Share Reserve”) authorized for issuance under the Plan and (ii) 1,802,632 shares of Common Stock issuable in the aggregate upon the exercise of options granted under the A.C. Moore Arts & Crafts, Inc. 1997 Employee, Director and Consultant Stock Option Plan and the A.C. Moore Arts & Crafts, Inc. 2002 Stock Option Plan (collectively, the “Old Plans”). Under the Plan, the Share Reserve will be increased from time to time by a number of shares of Common Stock equal to the number of shares of Common Stock that are issuable pursuant to the option grants (“Existing Options”) outstanding under the Old Plans as of June 7, 2007 that but for the suspension of the Old Plans would otherwise have reverted to the share reserve of the Old Plans pursuant to the terms thereof as a result of the expiration, termination, cancellation or forfeiture of such Existing Options. As of June 7, 2007, there were 1,802,632 Existing Options outstanding.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act and based upon the average of the high and low prices per share of Common Stock on The NASDAQ Stock Market LLC on June 4, 2007.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.
     A.C. Moore Arts & Crafts, Inc. (the “Company” or the “Registrant”) is filing this registration statement on Form S-8 (the “Registration Statement”) in order to register 2,802,632 shares of common stock, no par value (“Common Stock”), under the A.C. Moore Arts & Crafts, Inc. 2007 Stock Incentive Plan (the “Plan”).
     The document(s) containing the information specified in Part I of the Registration Statement will be sent or given, without charge, to participants in the Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).
     Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus (the “Prospectus”) that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.
     Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) Prospectus), other documents required to be delivered to the participants in the Plan pursuant to Rule 428(b) promulgated by the Commission under the Securities Act or additional information about the Plan are available without charge by contacting:
A.C. Moore Arts & Crafts, Inc.
130 A.C. Moore Drive,
Berlin, New Jersey 08009
Tel.: (856) 768-4930
Attention: Amy Rhoades,
Vice President and General Counsel

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
     The following documents filed by the Company with the Commission are hereby incorporated by reference in this Registration Statement, other than the information contained in these documents that was furnished to the Commission, which information is not incorporated by reference in this Registration Statement:
(i)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the Commission on March 12, 2007;

(ii)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007 filed with the Commission on May 8, 2007;

(iii)	The Company’s Proxy Statement filed with the Commission on April 30, 2007;

(iv)	The Company’s Current Report on Form 8-K filed with the Commission on April 27, 2007;

(v)	The Company’s Current Report on Form 8-K filed with the Commission on February 22, 2007;

(vi)	The Company’s Amendment to Current Report on Form 8-K/A filed with the Commission on February 8, 2007; and

(vii)	The description of the Company’s Common Stock which is incorporated by reference in the Company’s Registration Statement on Form 8-A (File No. 000-23157) filed on October 1, 1997 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
     All reports and other documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the Prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Prospectus.
     All information appearing in this Registration Statement and the Prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4.	Description of Securities.
     Not Applicable.

Item 5.	Interests of Named Experts and Counsel.
     Not Applicable.

Item 6.	Indemnification of Directors and Officers.
     Sections 1741 through 1750 of Subchapter D, Chapter 17, of the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”), contain provisions for mandatory and discretionary indemnification of a corporation’s directors, officers and other personnel, and related matters.
     Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a representative, director or officer of the corporation or serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Under Section 1743, indemnification is mandatory to the extent that the officer or director has been successful on the merits or otherwise in defense of any action or proceeding if the appropriate standards of conduct are met.
     Section 1742 provides for indemnification in derivative actions except in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of indemnity for the expenses that the court deems proper.
     Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation only as authorized in the specific case upon a determination that the representative met the applicable standard of conduct, and such determination will be made by the board of directors (i) by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if a quorum is not obtainable, or if obtainable and a majority of disinterested directors so directs, by independent legal counsel; or (iii) by the shareholders.
     Section 1745 provides that expenses (including attorney’s fees) incurred by an officer, director, employee or agent in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.
     Section 1746 provides generally that, except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter 17D of the BCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding that office.
     Section 1747 grants to a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by him or her in his or her capacity as officer or director, whether or not the corporation would have the power to indemnify him or her against the liability under Subchapter 17D of the BCL.
     Sections 1748 and 1749 extend the indemnification and advancement of expenses provisions contained in Subchapter 17D of the BCL to successor corporations in fundamental changes and to representatives serving as fiduciaries of employee benefit plans.
     Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter 17D of the BCL, shall, unless otherwise provided when authorized or ratified, continue to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representative of such person.
     The Articles of Incorporation of the Company, as amended, provide that the Company’s directors are not personally liable for monetary damages for any action taken, or any failure to take action, unless they have breached or failed to perform the duties of their office, and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.
     Subject to certain limitations, the Amended and Restated Bylaws (the “Bylaws”) of the Company provide for indemnification of its directors and officers to the fullest extent permitted by applicable law. The indemnification and advancement or reimbursement of expenses provisions set forth in the Bylaws are not exclusive of any other rights to which the Company’s directors or executive officers may be entitled under any agreement or otherwise.
     The Bylaws also provide that no indemnification or advancement or reimbursement of expenses may be provided to any director or officer of the Company: (a) with respect to expenses or the payment of profits arising from the purchase or sale of the Company’s securities in violation of Section 16(b) of the Exchange Act; (b) if a final unappealable judgment or award establishes that such director or officer engaged in intentional misconduct or a transaction from which he or she derived an improper personal benefit; (c) for expenses or liabilities of any type which have been paid directly to, or for the benefit of, such person by an insurance carrier under a policy of officers’ and directors’ liability insurance whose premiums are paid for by the Company, or by an individual or entity other than such director or officer; and (d) for amounts paid in settlement of any action, suit or proceeding without the written consent of the Company, which consent shall not be unreasonably withheld.

Item 7.	Exemption from Registration Claimed.
     Not Applicable.

Item 8.	Exhibits.
     The following exhibits are filed as part of this Registration Statement or, where so indicated have been previously filed and are incorporated herein by reference.

Exhibit Number	Description
5.1	Opinion of Blank Rome LLP.

10.1	Form of Stock Unit Agreement.

10.2	Form of Nonqualified Option Agreement.

Exhibit Number	Description
10.3	Form of Incentive Stock Option Agreement.

10.4	Form of Stock Appreciation Rights Agreement.

10.5	Form of Restricted Stock Agreement.

10.6	A.C. Moore Arts & Crafts, Inc. 2007 Stock Incentive Plan.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Blank Rome LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the Signature Page).

Item 9.	Undertakings.
a.   The undersigned Registrant hereby undertakes:
1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or

Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and
2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
b.   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
c.   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Berlin, New Jersey as of June 7, 2007.

A.C. MOORE ARTS & CRAFTS, INC.
By:	/s/ Rick A. Lepley
Rick A. Lepley, Chief Executive Officer
(Duly Authorized Officer)

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Amy Rhoades and Marc Katz, his or her true and lawful attorney-in-fact and agent with full power of substitution or resubstitution, for him/ her and in his/ her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement was signed by the following persons in the capacities and as of the date indicated.

Signature	Capacity	Date
/s/ Rick A. Lepley Rick A. Lepley	Chief Executive Officer (principal executive officer) and Director	June 7, 2007
/s/ Marc Katz Marc Katz	Executive Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	June 7, 2007
/s/ Joseph F. Coradino Joseph F. Coradino	Director	June 7, 2007
/s/ Lawrence H. Fine Lawrence H. Fine	President, Chief Operating Officer and Director	June 7, 2007
/s/ Michael J. Joyce Michael J. Joyce	Chairman of the Board	June 7, 2007
/s/ Neil A. McLachlan Neil A. McLachlan	Director	June 7, 2007
/s/ Thomas S. Rittenhouse Thomas S. Rittenhouse	Director	June 7, 2007
/s/ Lori J. Schafer Lori J. Schafer	Director	June 7, 2007

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Blank Rome LLP.

10.1	Form of Stock Unit Agreement.

10.2	Form of Nonqualified Option Agreement.

10.3	Form of Incentive Stock Option Agreement.

10.4	Form of Stock Appreciation Rights Agreement.

10.5	Form of Restricted Stock Agreement.

10.6	A.C. Moore Arts & Crafts, Inc. 2007 Stock Incentive Plan.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Blank Rome LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the Signature Page).